Exhibit 99.4

Independent Auditor’s Report

Board of Directors

Gamesys Group plc

London, United Kingdom

Opinion

We have audited the consolidated financial statements of Gamesys Group plc and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“U.S. GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with U.S. GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with U.S. GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO LLP

BDO LLP

London, United Kingdom

April 13, 2021

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended 31 December 2020		Year ended 31 December 2019
	(£m, except per share amounts)		(£m, except per share amounts)
Revenue[6]	727.7		415.1

Costs and expenses
Distribution costs[6,7]	399.9		214.2
Administrative costs[6,7]	221.5		147.5
Impairment of financial assets[3,6,16]	5.0		3.9
Severance costs[6]	1.9		–
Transaction related costs[6]	1.8		15.8
Foreign exchange loss/(gain)[6]	4.2		(1.5)
Total costs and expenses	634.3		379.9

Fair value adjustments on contingent consideration	–		0.5
Interest income[8]	(0.5)		(0.4)
Interest expense[8]	24.0		21.8
Accretion on financial liabilities[8]	1.2		1.3
Total financing expenses	24.7		23.2

Net income for the year before taxes from continuing operations	68.7		12.0

Tax expense[9]	1.5		2.9

Net income for the year after taxes from continuing operations	67.2		9.1

Net loss from discontinued operations	–		(0.7)

Net income for the year attributable to owners of the parent	67.2		8.4

Other comprehensive income/(loss): Items that will or may be reclassified to profit or loss in subsequent periods
Foreign currency translation (loss)/gain on retranslation of overseas subsidiaries	(7.5)		1.3
Gain/(loss) on currency swap[17]	2.0		(9.3)
Gain on foreign exchange forward	–		2.7
Loss on interest rate swap[17]	(1.6)		(1.2)
Other comprehensive loss for the year	(7.1)		(6.5)

Total comprehensive income for the year attributable to owners of the parent	60.1		1.9

Net income for the year per share
Basic[10]	61.8	p	10.1	p
Diluted[10]	61.5	p	10.0	p

Net income for the year per share – continuing operations
Basic[10]	61.8	p	10.9	p
Diluted[10]	61.5	p	10.9	p

See accompanying notes

CONSOLIDATED BALANCE SHEETS

	As at 31 December 2020	As at 31 December 2019
	(£m)	(£m)
ASSETS

Non-current assets
Tangible assets[12]	8.9	9.5
Intangible assets[5,13]	407.6	484.5
Goodwill[5,13]	526.2	524.2
Right-of-use assets[18]	21.9	22.2
Deferred tax asset[3,9]	9.9	–
Other long-term receivables[14,23]	5.1	5.2
Total non-current assets	979.6	1,045.6

Current assets
Cash[15,23,27]	212.6	100.3
Restricted cash[15,23]	–	6.3
Player deposits[15,23]	29.6	12.4
Trade and other receivables[16,23]	39.9	33.2
Taxes receivable[9]	3.8	13.7
Total current assets	285.9	165.9

Total assets	1,265.5	1,211.5

LIABILITIES AND EQUITY

Current liabilities
Accounts payable and accrued liabilities[19,21,23]	98.6	78.0
Other short-term payables[21,23]	0.3	5.6
Current portion of provisions[20]	–	3.8
Current portion of currency and interest rate swap payable[11,17,23]	3.7	3.7
Current portion of lease liabilities[11,18,21,23]	6.1	4.7
Interest payable[11,23]	1.9	1.0
Payable to players[21,23]	29.6	12.4
Taxes payable[9]	16.9	13.4
Total current liabilities	157.1	122.6

Non-current liabilities
Other long-term payables[11,17,21,23,24]	13.1	16.6
Provisions[20]	6.8	6.0
Lease liabilities[11,18,21,23]	16.6	18.0
Deferred tax liability[3,5,9]	44.4	53.2
Long-term debt[11,21,22,23]	508.1	530.3
Total non-current liabilities	589.0	624.1

Total liabilities	746.1	746.7

Equity
Retained earnings	246.3	190.8
Share capital[25]	11.0	10.9
Share premium	8.9	4.7
Other reserves	253.2	258.4
Total equity	519.4	464.8

Total liabilities and equity	1,265.5	1,211.5

See accompanying notes

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share Capital (£m)	Share Premium (£m)	Merger Reserve (£m)	Share- Based Payment Reserve (£m)	Translation Reserve (£m)	Hedge Reserve (£m)	Retained Earnings (£m)	Total (£m)
Balance at 1 January 2019	7.4	2.1	(6.1)	10.4	24.1	(1.1)	182.5	219.3

Comprehensive income/(loss) for the year:
Net income for the year (continued and discontinued operations)	–	–	–	–	–	–	8.4	8.4
Other comprehensive income/(loss)	–	–	–	–	1.3	(7.8)	–	(6.5)
Total comprehensive income/(loss) for the year:	–	–	–	–	1.3	(7.8)	8.4	1.9

Contributions by and distributions to shareholders:
Issue of common shares, net of costs	3.4	–	240.6	–	–	–	(1.4)	242.6
Reclassification of foreign exchange forward	–	–	–	–	–	(2.7)	–	(2.7)
Exercise of options	0.1	2.6	–	(0.8)	–	–	0.8	2.7
Issuance of ordinary share warrants[25]	–	–	–	–	–	–	0.5	0.5
Share-based compensation	–	–	–	0.5	–	–	–	0.5
Total contributions by and distributions to shareholders:	3.5	2.6	240.6	(0.3)	–	(2.7)	(0.1)	243.6

Balance at 1 January 2020	10.9	4.7	234.5	10.1	25.4	(11.6)	190.8	464.8

Comprehensive income/(loss) for the year:
Net income for the year	–	–	–	–	–	–	67.2	67.2
Other comprehensive (loss)/income	–	–	–	–	(7.5)	0.4	–	(7.1)
Total comprehensive (loss)/income for the year:	–	–	–	–	(7.5)	0.4	67.2	60.1

Contributions by and distributions to shareholders:
Shareholder dividends[25]	–	–	–	–	–	–	(13.0)	(13.0)
Exercise of options[25]	0.1	4.2	–	(1.3)	–	–	1.3	4.3
Payment of long-term incentive plan	–	–	–	(0.4)	–	–	–	(0.4)
Share-based compensation[25]	–	–	–	3.6	–	–	–	3.6
Total contributions by and distributions to shareholders:	0.1	4.2	–	1.9	–	–	(11.7)	(5.5)

Balance at 31 December 2020	11.0	8.9	234.5	12.0	17.9	(11.2)	246.3	519.4

See accompanying notes

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended 31 December 2020	Year ended 31 December 2019
	(£m)	(£m)
Operating activities
Cash generated from operations[27]	225.6	78.1
Income taxes paid	(11.2)	(3.1)
Total cash provided by operating activities	214.4	75.0

Financing activities
Proceeds from exercise of options	4.3	2.7
Payment of long-term incentive plan	(0.4)	–
Payment of shareholder dividends[25]	(13.0)	–
Proceeds from long-term debt[5,22]	–	173.6
Debt issuance and repricing costs[11,22]	(0.3)	(2.6)
Principal payments made on long-term debt[11,22]	(40.0)	–
Lease payments[11,18]	(5.9)	(3.6)
Repayment of non-compete liability[11]	(4.7)	(6.0)
Interest and swap payments[11]	(25.0)	(21.0)
Total cash (used in)/provided by financing activities	(85.0)	143.1

Investing activities
Purchase of tangible assets[12]	(2.8)	(3.8)
Purchase of intangible assets[13]	(16.7)	(12.9)
Disposal of discontinued operation	–	18.0
Business acquisitions, net of cash acquired[5]	–	(199.7)
Total cash used in investing activities	(19.5)	(198.4)

Net increase in cash during the year	109.9	19.7
Cash, beginning of year	100.3	84.4
Exchange gain/(loss) on cash and cash equivalents	2.4	(3.8)
Cash, end of year	212.6	100.3

See accompanying notes

SUPPLEMENTARY NOTES FOR THE YEAR ENDED 31 DECEMBER 2020

1.	Corporate information

Gamesys Group plc is an online gaming holding company that was incorporated under the Companies Act 2006 (England and Wales) on 29 July 2016. Gamesys Group plc’s registered office is located at 10 Piccadilly, London, United Kingdom. Unless the context requires otherwise, use of ‘Group’ in these accompanying notes means Gamesys Group plc and its subsidiaries, as applicable, and use of ‘Parent Company’ means Gamesys Group plc.

The Group currently offers bingo, casino and other games to its players using the Jackpotjoy, Starspins, Botemania, Virgin Games, Heart Bingo, Virgin Casino, Monopoly Casino, Rainbow Riches Casino, Vera&John, InterCasino and VIP Casino brands. All brands operate off proprietary software owned by the Group.

These non-statutory consolidated financial statements were authorized for issue by the Board of Directors of Gamesys Group plc on 13 April 2021.

2.	Basis of preparation

Basis of presentation

This financial information does not constitute the Group’s statutory accounts for 2020 or 2019. Statutory accounts for the years ended December 31, 2020 and December 31, 2019 have been reported on by the Independent Auditors in the United Kingdom. Copies of the statutory accounts for the year ended December 31, 2019, are available from the Company’s website where copies of the statutory accounts for the year ended December 31, 2020 will be available in due course. The Independent Auditors’ Report on the Annual Report and Financial Statements for the years ended December 31, 2020 and December 31, 2019, were unqualified and did not contain a statement under 498(2) or 498(3) of the United Kingdom Companies Act 2006. The Independent Auditors’ Report on the Annual Report and Financial Statements for the year ended December 31, 2020 and December 21, 2019 did not draw attention to any matters by way of emphasis.

Statutory accounts for the year ended 31 December 2019 have been delivered to the UK Registrar of Companies. The statutory accounts for the year ended 31 December 2020 will be delivered to the Registrar of Companies in due course.

In accordance with Rule 3-05, the Directors have prepared these non-statutory financial statements for the years ended December 31, 2020 and December 21, 2019 for inclusion in prospectus supplements to be submitted by Bally’s Corporation to the United States Securities and Exchange Commission (‘SEC’) in relation to the proposed acquisition of the Company by Bally’s Corporation (See Note 33 Events after the reporting date). These consolidated financial statements have therefore been prepared, in conformity with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (hereafter ‘IFRS’).

In adopting the going concern basis of preparation of these Consolidated Financial Statements, management considered the Group’s latest trading performance, including its cash position, and conducted analysis of COVID-19 impact on the Group’s online gaming business in key markets. Based on this examination, management concluded that the Group is well positioned to manage the risks and uncertainties it faces and is expected to have adequate financial resources to continue its normal operations for the foreseeable future, being over one year from the date of authorisation of these Consolidated Financial Statements.

These Consolidated Financial Statements have been prepared under the historical cost convention, other than for the measurement at fair value of the Group’s Interest Rate Swap, Currency Swap and certain loans receivable.

Basis of consolidation

The Group assesses control by evaluating matters relating to its power over an entity, its exposure or rights to variable returns from involvement with an entity and its ability to use its power over the entity to affect those returns. In certain situations, the assessment of control in accordance with the Group's accounting policies may require the exercise of management judgement.

Gamesys Group plc’s Consolidated Financial Statements consolidate all wholly owned subsidiaries and other entities that the Group controls. All transactions and balances between companies that the Group controls are eliminated on consolidation.

3.	Summary of significant accounting policies

Business combinations and goodwill

The acquisition method of accounting is used to account for the acquisition of subsidiaries by Gamesys Group plc, whereby the purchase consideration is allocated to the identifiable assets and liabilities on the basis of fair value at the date of acquisition. Provisional fair values allocated at a reporting date are finalised as soon as the relevant information is available, within a period not exceeding a year from the acquisition date.

Consideration transferred includes the fair values of the assets transferred, liabilities incurred, and equity interests issued by Gamesys Group plc. Transaction related costs are expensed as incurred.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to Gamesys Group plc’s cash-generating units that are expected to benefit from the combination.

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Makers. The Chief Operating Decision Makers, who are responsible for allocating resources and assessing the performance of the operating segments, have been identified as the management team comprising of the Chief Executive Officer and Chief Financial Officer.

Revenue recognition

The Group earns its revenue from operating online bingo and casino websites (‘Net Gaming Revenue’). Other revenue streams comprise of licencing of its proprietary software to third parties, affiliate aggregation services and game aggregation services (in combination, ‘B2B Revenue’).

Net Gaming Revenue

Revenue from online bingo and casino consists of the difference between total amounts wagered by players less all winnings payable to players, bonuses allocated and jackpot contributions. Players transact with the Group’s businesses under agreed terms, which form the basis for the contractual arrangement. There are no significant judgements required in applying IFRS 15 – Revenue From Contracts With Customers (‘IFRS 15’) to these arrangements.

Net Gaming Revenue is recognised upon satisfaction of the Group’s performance obligation to the player, which is the point in time when the player completes one of the games offered by the Group and the outcome of the game is honoured with the appropriate payout being made.

There is no significant degree of uncertainty involved in quantifying the amount of Net Gaming Revenue earned, including bonuses, jackpot contributions, and loyalty points. Bonuses, jackpot contributions and loyalty points are measured at fair value at each reporting date.

B2B Revenue

B2B Revenue is measured based on the amount to which the Group is contractually entitled, typically based on a percentage of revenue earned by the Group’s business partners from use of its software and other services. B2B Revenue is recognised when the Group’s performance obligations, as defined by the terms of the relevant contracts, are fulfilled. There are no significant judgements required in applying IFRS 15 to these arrangements and there is no significant degree of uncertainty involved in quantifying the amount of B2B Revenue earned.

B2B Revenue is substantially similar to Net Gaming Revenue with regards to the revenue recognition principles applied. There is only a limited degree of uncertainty attached to the measurement and recognition of B2B Revenues, and consequently, further analysis of B2B Revenue has not been presented.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market accessible by the Group for the asset or liability.

Gamesys Group plc uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the Consolidated Financial Statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

The Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation at the end of each reporting period.

Foreign currency translation

Functional and presentation currency

The Group’s Consolidated Financial Statements are presented in pounds sterling. Management determines the functional currency for each subsidiary within the Group based on the principal economic environment in which the subsidiary is active. Items included in the financial statements of each subsidiary are measured using that functional currency. Differences arising on the retranslation of subsidiaries whose functional currency is not pounds sterling are recorded in other comprehensive income and accumulated in a translation reserve. The functional currency of the Parent Company is pounds sterling.

Foreign currency transactions and balances

Foreign currency transactions are translated into the functional currency of the respective entity of Gamesys Group plc, using the exchange rates prevailing at the dates of the transactions (spot rates). Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates as at the reporting date. Foreign exchange gains and losses resulting from the settlement or translation of monetary items are recognised in profit and loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of gain or loss on change in fair value of the item.

Financial instruments

Financial assets and financial liabilities are recognised when Gamesys Group plc becomes a party to the contractual provisions of the financial instrument. Financial assets are derecognised when the contractual rights to the cash flows from the financial assets expire, or when the financial asset and all substantial risks and rewards are transferred. Financial liabilities are derecognised when extinguished, discharged, cancelled, or when they expire.

The Group classifies its financial assets and liabilities under the following categories: fair value through profit or loss (‘FVPL’), fair value through other comprehensive income (‘FVOCI’), financial assets at amortised cost and financial liabilities at amortised cost. All financial instruments are recognised initially at fair value. Transaction costs that are directly attributable to the acquisition or issue of a financial instrument classified as other than at FVPL are added to the carrying amount of the asset or liability.

The accretion of these costs is recognised over the life of the instrument in accretion on financial liabilities under the effective interest rate method described below.

Financial assets at amortised cost

Financial assets at amortised cost are non-derivative financial instruments with fixed or determinable payments that are not quoted in an active market. After initial measurement, such instruments are subsequently measured at amortised cost using the effective interest rate (‘EIR’) method, less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in interest income or expense in the Consolidated Statements of Comprehensive Income. This category generally applies to cash, restricted cash, player deposits, trade and other receivables, and other long-term receivables.

The Group uses the simplified Expected Credit Loss model (‘ECL’) (‘ECL Model’) for its trade receivables in accordance with IFRS 9 – Financial Instruments (‘IFRS 9’). Other receivables have been evaluated under the standard ECL Model.

Certain high-risk balances in transit from, and rolling reserves held with payment service providers are considered trade and other receivables that fall under the scope of IFRS 9. In order to determine the amount of ECL on these balances to be recognised in the Consolidated Financial Statements, the Group has set up a risk rating system to determine credit risk of each counter party.

On confirmation that any trade or other receivables will not be collectable, the gross carrying value of the relevant assets is written off against the associated provision.

Financial liabilities at amortised cost

With the exception of derivatives, all financial liabilities are measured at amortised cost using the effective interest rate method. This category generally applies to interest payable, accounts payable and accrued liabilities, other short-term payables, payable to players, lease liabilities, long-term debt, and other long-term payables. All interest-related charges are reported in profit or loss within interest expense.

Convertible loan receivable

The Group holds a convertible loan receivable that can be converted to equity of the borrower after 12 months following the date of the loan agreement.

The convertible loan receivable is shown as a single asset and is measured at fair value through profit or loss. Fair value is established using a risk neutral simulation model.

Offsetting of financial instruments

Financial assets and financial liabilities are offset, and the net amount reported in the Consolidated Balance Sheets, if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Derivative financial instruments

Gamesys Group plc uses derivative instruments for risk management purposes. The Group does not use derivative instruments for speculative trading purposes. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to fair value at each reporting period end. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative. The method of recognising unrealised and realised fair value gains and losses depends on whether the derivatives are designated as hedging instruments. For derivatives not designated as hedging instruments, unrealised and realised gains and losses are recorded in interest income/expense in the Consolidated Statements of Comprehensive Income. For derivatives designated as hedging instruments, unrealised and realised gains and losses are recognised according to the nature of the hedged item and where the hedged item is a non-financial asset, amounts recognised in the hedging reserve are reclassified and the non-financial asset is adjusted accordingly.

Hedge accounting

Any gains or losses arising from changes in the fair value of derivatives are taken directly to profit or loss, except for the effective portion of cash flow hedges, which are recognised in other comprehensive income and later reclassified to profit or loss when the hedged item affects profit or loss.

The Group elected to use hedge accounting for the purposes of recognising realised and unrealised gains and losses associated with its Interest Rate Swap and Currency Swap.

IFRS 9 permits hedge accounting under certain circumstances provided that the hedging relationship is:

•	formally designated and documented, including the entity's risk management objective and strategy for undertaking the hedge, identification of the hedging instrument, the hedged item, the nature of the risk being hedged, and how the entity will assess the hedging instrument's effectiveness;

•	expected to be highly effective in achieving offsetting changes in fair value or cash flows attributable to the hedged risk as designated and documented, and effectiveness can be reliably measured; and

•	assessed on an ongoing basis and determined to have been highly effective.

For the purpose of hedge accounting, hedges are classified as:

•	fair value hedges when hedging the exposure to changes in the fair value of a recognised asset or liability or an unrecognised firm commitment;

•	cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a risk associated with a recognised asset or liability or a highly probable forecast transaction; and

•	hedges of a net investment in a foreign operation.

Cash flow hedges

The Group uses interest rate and foreign currency contracts as hedges of its exposure to interest rate and foreign currency risks, respectively, in forecast transactions and firm commitments. The effective portion of the gain or loss on the hedging instrument is recognised in other comprehensive income in the hedge reserve, while any ineffective portion is recognised immediately in profit or loss. The ineffective portion relating to interest rate and foreign currency contracts is recognised in financing expenses. Amounts recognised in other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, such as when the hedged financial income or financial expense is recognised.

If the hedging instrument or hedged item expires or is sold, terminated or exercised without replacement or rollover (as part of the hedging strategy), or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss previously recognised in other comprehensive income remains in equity separately until the forecast transaction occurs (or is no longer expected to occur) or the foreign currency firm commitment is met.

At 31 December 2020, the Group designated its Interest Rate Swap and Currency Swap as cash flow hedges.

Income taxes

Income tax expense consists of current and deferred tax expenses. Income tax expense is recognised in the Consolidated Statements of Comprehensive Income. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year-end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax assets and liabilities are recognised for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realised, or the liability settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the Consolidated Statements of Comprehensive Income in the period that substantive enactment occurs.

A deferred tax asset is recognised for differences in timing of distribution of taxed profits through intercompany dividend declarations. Other deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. To the extent that the Group does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is reduced. As at 31 December 2020, the Group’s deferred tax asset consists primarily of balances that will become receivable from the Maltese tax authorities upon distribution of taxed profits through intercompany dividends.

Where there is uncertainty about the appropriate tax treatment of certain transactions or circumstances, the Group applies the guidance of IFRIC 23 – Uncertainty Over Income Tax Treatments and recognises and measures its current and deferred tax assets and liabilities in accordance with its evaluation of the likelihood that a taxation authority will accept the uncertain tax treatment. Where it is considered probable that a taxation authority will accept the Group’s uncertain tax treatment, the Group determines its taxable profit consistently with the tax treatment used or planned to be used in its income tax filings. Where it is considered unlikely that a taxation authority will accept the Group’s uncertain tax treatment, the Group reflects the effect of uncertainty in determining its taxable profit following the method it expects to better predict the resolution of the uncertainty.

Cash

Cash includes cash in hand and deposits held at call with banks. Cash excludes restricted cash.

The effect on the Consolidated Statements of Cash Flows of restrictions either taking effect on, or being lifted from, cash balances are reported with regard to the linkage principle, under which changes in cash are classified based on the purpose for which the restricted cash is used. Under this principle, changes (such as cash, which is restricted for the purposes of applying for a business licence) are treated as an operating cash outflow.

Tangible assets

Tangible assets are recorded at cost less accumulated depreciation and impairment, if any. These assets are depreciated over their estimated useful lives as follows:

Computer hardware	33% - 50% per annum
Office furniture	20% - 50% per annum
Freehold property	Over 50 years
Leasehold improvements	Over the lesser of either the term of the lease or useful economic life

Depreciation is recorded under administrative costs in the Consolidated Statements of Comprehensive Income.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over their useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. Amortisation expense is reflected in the Consolidated Statements of Comprehensive Income. Amortisation for the material categories of finite life intangible assets is recorded under administrative costs and is calculated at the following rates:

Brand	5% per annum
Gaming licences	5% per annum
Platform and software	7% - 33% per annum
Player relationships and partnership agreements	8% - 20% per annum (variable, according to the expected pattern of consumption)

Intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually, either individually or at the cash-generating unit (‘CGU’) level. If any indication of impairment exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows independently of other assets, the Group estimates the recoverable amount of the CGU to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell (measured according to level 3 in the fair value hierarchy) and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or CGU) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

In instances when a part of a particular CGU is disposed of, the value of goodwill associated with the disposal is measured on the basis of the relative value of the operation disposed of as a portion of the unit retained. The relative value is derived by analysing various methods available for the asset being disposed of and concluding on the method that is most appropriate for each individual disposal.

Share-based compensation and long-term incentive plan

Compensation expense for equity-settled share options awarded under the share option plan is measured at the fair value at the grant date using the Black-Scholes valuation model and is recognised using the graded vesting method over the vesting period of the options granted. Compensation expense for equity-settled stock options awarded under the LTIP, LTIP2, LTIP3 and LTIP4 (as defined in note 25) is measured at the fair value at the grant date using the Black-Scholes valuation model for the EPS and EPS CAGR Tranches (as defined in note 25) and the Monte Carlo model for the TSR Tranches, including TSR Peer and TSR Index Tranches (as defined in note 25). Compensation expense for equity-settled share options awarded under the G MINE SIP (as defined in note 25) is measured at the fair value at the grant date using the Black-Scholes valuation model and is recognised using the graded vesting method over the vesting period of the options granted.

Compensation expense recognised is adjusted to reflect the number of options that has been estimated by management for which conditions attached to service will be fulfilled as of the grant date until the vesting date so that the ultimately recognised expense corresponds to the options that have actually vested. The compensation expense credit is attributed to the share-based payment reserve when the expense is recognised in the Consolidated Statements of Comprehensive Income. On exercise of options granted, the associated portion of the share-based payment reserve is reclassified to retained earnings.

Earnings per share

Basic earnings per share is calculated by dividing the net income or loss for the year attributed to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share are calculated using the same method as for basic earnings per share and adjusting the weighted average of ordinary shares outstanding during the year to reflect the dilutive impact, if any, of options and warrants assuming they were exercised for that number of ordinary shares calculated by applying the treasury stock method. The treasury stock method assumes that all proceeds received by Gamesys Group plc when options and warrants are exercised will be used to purchase ordinary shares at the average market price during the reporting period.

Provisions

Provisions are recognised when the Group has a present obligation, legal or constructive, as a result of a past event. It is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Research and development costs

Research costs are expensed as incurred. Development expenditures on an individual project are recognised as an intangible asset when the Group can demonstrate:

•	the technical feasibility of completing the intangible asset so that the asset will be available for use or sale;

•	its intention to complete and its ability to use or sell the asset;

•	how the asset will generate future economic benefits;

•	the availability of resources to complete the asset; and

•	the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins the same month the asset is recognised and is charged over the period of expected future economic benefit to the Group. During the period of development, the asset is tested for impairment annually as part of the CGU to which it relates.

Leases

Under IFRS 16 – Leases, the Group amortises its right-of-use assets and accretes interest on its lease liabilities, except for leases of low value assets and leases with a duration of one year or less.

Lease liabilities are measured at the present value of contractual payments due to the lessor over the term of the lease, with discount rates determined by reference to the Group’s incremental borrowing rate, where no rate is specified in the lease agreement itself. Right-of-use assets are initially measured at the amount of the lease liability. The Group makes judgements regarding extension and break clauses, where necessary.

Subsequent to initial measurement, lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made. Right-of-use assets are amortised on a straight-line basis over the remaining term of the lease.

When the Group revises its estimate of the term of any lease, the carrying amount of the lease liabilities is adjusted to reflect the payments required to be made over the revised term, which are discounted using a revised discount rate. Equivalent adjustments are made to the value of the right-of-use assets, with the revised carrying amount being amortised over the remaining revised lease term. If the carrying amount of the right-of-use assets is adjusted to zero, any further reduction is recognised in profit or loss.

4.	Summary of significant accounting judgements, estimates and assumptions

The preparation of Gamesys Group plc’s Consolidated Financial Statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Estimates and judgements are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The effect of a change in an accounting estimate is recognised prospectively by including it in the Consolidated Statements of Comprehensive Income in the period of the change, if the change affects that period only; or in the period of the change and future periods if the change affects both.

The Group has reviewed its significant accounting estimates and assumptions considering the impact of COVID-19 and no new significant accounting estimates and assumptions were identified, nor have the current estimates and assumptions been materially impacted.

The estimates and judgements that have a significant risk of causing material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Goodwill and intangible assets

Goodwill and intangible assets are reviewed for impairment annually, or more frequently when there are indicators that impairment may have occurred, by comparing the carrying value to its recoverable amount. Management uses judgement in estimating the recoverable values of the Group’s CGUs and uses internally developed valuation models that consider various factors and assumptions including forecasted cash earnings, growth rates and discount rates. The use of different assumptions and estimates could influence the determination of the existence and extent of impairment and the valuation of intangible assets.

Taxes

Group companies may be subject to indirect taxation on transactions, which have been treated as exempt supplies of gambling, or on supplies which have been zero rated where legislation provides that the services are received or used and enjoyed in the country where the service provider is located. Revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction. If such taxes are levied, either on the basis of current law or the current practice of any tax authority, or by reason of a change in the law or practice, then this may have a material adverse effect on the amount of tax payable by the Group, its financial position or its reported results. Where it is considered probable that a previously identified contingent liability will give rise to an actual outflow of funds, then a provision is made in respect of the relevant jurisdiction and period impacted. Where the likelihood of a liability arising is considered less than probable the contingency is not recognised as a liability at the balance sheet date.

The Group is also exposed to a range of different corporation and other tax regimes. Any given tax jurisdiction may have complex legislation operating both domestically and potentially beyond the borders of the country in question. This requires the Group to make judgements on the basis of detailed tax analysis and recognise payables or provisions and disclose contingent liabilities as appropriate in the circumstances. Should the Group’s judgement change as it is revisited over time, or the associated estimates be updated as more information comes to light, tax expense recorded in the Consolidated Statements of Comprehensive Income in future reporting periods will be affected. Further information on recognised provisions is included in note 20.

Expected credit loss

Trade and other long-term and short-term receivables are reviewed for impairment every reporting period. Use of the ECL Model requires management to exercise judgement in evaluating which balances in transit from, and rolling reserves held with payment service providers are considered high-risk. It also requires management to make assumptions about the likelihood of collectability of certain trade and other receivables. The use of different assumptions and estimates could influence the amount of impairment of financial assets recognised in a given period.

Capitalised software development costs

Capitalisation of certain software development costs requires management to exercise judgement in identifying costs to be capitalised as well as the rate at which such costs are capitalised. In particular, judgement is exercised when identifying and quantifying directly attributable costs necessary to create, produce and prepare software to be capable of operating in the manner intended by management. The use of different assumptions on what constitutes directly attributable costs and use of different estimates for calculating these costs could influence the amount of capitalised software development.

Business combinations

Business combinations require management to exercise judgement in measuring the fair value of the assets acquired, equity instruments issued and liabilities assumed. In particular, a high degree of judgement is applied in determining which assets and liabilities are included in a business combination, the fair value of the separable intangible assets acquired and their useful economic lives.

5.	Business combinations

On 26 September 2019, the Group completed the Gamesys Acquisition, which includes the Virgin Games, Heart Bingo, Virgin Casino and Monopoly Casino brands and related assets. The purchase was completed for £237.3 million in cash (net of gains from hedging), of which £173.6 million was funded by an add-on to the Group’s existing Term Facility, £9.9 million in deferred consideration (net of working capital adjustments) and 33,653,846 newly issued ordinary shares of the Parent Company, which at the prevailing share price of £7.25 on 26 September 2019 amounted to £244.0 million. The deferred consideration is payable in March 2022 and is subject to an annual interest rate of 5.0% plus LIBOR. The Gamesys Acquisition has been accounted for as a business combination.

The purchase price allocation set forth below represents the allocation of the purchase price to the fair value of assets acquired and liabilities assumed. No indemnification assets have been recognised due to the uncertainty of any such amounts being agreed.

Effect of acquisition on the financial position of the Group

26 September 2019 (£m)
Assets acquired
Cash	40.3
Restricted cash	1.2
Player deposits	9.0
Trade and other receivables	14.0
Other non-current assets	5.9
Right-of-use assets	18.8
Intangible assets (note 13)	309.0
Goodwill (note 13)	252.7
650.9

Liabilities assumed
Accounts payable and accrued liabilities	75.5
Player liabilities	9.0
Deferred tax liabilities	52.4
Provisions (note 20)	3.8
Lease liabilities	19.0
159.7

Net assets acquired	491.2

Consideration
Cash	240.0
Realised gain on FX Forward	(2.7)
Deferred consideration	10.0
Working capital adjustment	(0.1)
Shares issued	244.0
491.2

The excess purchase consideration over the net fair value of financial and other tangible and intangible assets and liabilities acquired was allocated to goodwill. The goodwill recognised is primarily attributed to the expected synergies and other benefits from combining the assets and activities of Gamesys (Holdings) Limited with those of the Group.

None of the goodwill is expected to be deductible for income tax purposes.

In connection with the issuance of shares as part of the consideration for the Gamesys Acquisition, Gamesys Group plc applied the requirements of the Companies Act 2006 in relation to merger relief, and recorded excess of the nominal value of the shares issued in the merger reserve.

On 1 January 2020, amendments to the definition of a business under IFRS 3 – Business Combinations came into effect. The Group did not complete any acquisitions during the year ended 31 December 2020 and the amendments do not permit the Group to reassess whether acquisitions occurring prior to 1 January 2020 meet the revised definition of a business. As a result, the Group’s Consolidated Financial Statements for the year ended 31 December 2020 were not affected by these amendments.

6.	Segment information

Under IFRS 8 – Operating Segments (‘IFRS 8’) segments are reported in a manner consistent with internal reporting provided to the Chief Operating Decision Makers (as defined in note 3).

The Group has determined that it has a single operating segment, being online gaming. The online gaming segment consists of online bingo and casino operating results of the Jackpotjoy, Starspins, Virgin Games, Heart Bingo, Botemania, Rainbow Riches Casino, Virgin Casino, Monopoly Casino, Vera&John, InterCasino and VIP Casino brands.

Management believes that this segmentation is most appropriate because online gaming is the Group’s primary business that is being managed on a combined basis without central business costs or operating expenses being allocated to any particular geography or product.

The following tables present selected financial results for online gaming and the unallocated corporate costs:

Year ended 31 December 2020:

	Online gaming (£m)	Unallocated corporate costs (£m)	Total (£m)
Revenue	727.7	—	727.7

Distribution costs	399.9	—	399.9
Amortisation and depreciation	99.5	0.5	100.0
Impairment of purchase price intangibles	4.1	—	4.1
Compensation, professional, and general and administrative expenses	100.4	17.0	117.4
Impairment of financial assets	5.0	—	5.0
Severance costs	1.1	0.8	1.9
Transaction related costs	—	1.8	1.8
Foreign exchange (gain)/loss	(1.0)	5.2	4.2
Financing, net	0.9	23.8	24.7
Income/(loss) for the year before taxes	117.8	(49.1)	68.7
Tax expense	1.2	0.3	1.5
Net income/(loss) for the year after taxes	116.6	(49.4)	67.2

Net income/(loss) for the year after taxes	116.6	(49.4)	67.2
Interest expense, net	0.9	22.6	23.5
Accretion on financial liabilities	—	1.2	1.2
Tax expense	1.2	0.3	1.5
Amortisation and depreciation	99.5	0.5	100.0
Impairment of purchase price intangibles	4.1	—	4.1
EBITDA	222.3	(24.8)	197.5
Severance costs	1.1	0.8	1.9
One-off tax charges	0.8	—	0.8
Transaction related costs	—	1.8	1.8
Foreign exchange (gain)/loss	(1.0)	5.2	4.2
Adjusted EBITDA	223.2	(17.0)	206.2

Net income/(loss) for the year after taxes	116.6	(49.4)	67.2
Severance costs	1.1	0.8	1.9
One-off tax charges	0.8	—	0.8
Transaction related costs	—	1.8	1.8
Foreign exchange (gain)/loss	(1.0)	5.2	4.2
Amortisation of acquisition related purchase price intangibles	82.9	—	82.9
Impairment of purchase price intangibles	4.1	—	4.1
Accretion on financial liabilities	—	1.2	1.2
Deferred tax on purchase price intangibles	(8.7)	—	(8.7)
Adjusted net income/(loss)	195.8	(40.4)	155.4

Year ended 31 December 2019:

	Online gaming (£m)	Unallocated corporate costs (£m)	Total (£m)
Revenue	415.1	—	415.1

Distribution costs	214.2	—	214.2
Amortisation and depreciation	61.2	1.0	62.2
Compensation, professional, and general and administrative expenses	71.3	14.0	85.3
Impairment of financial assets	3.9	—	3.9
Transaction related costs	0.2	15.6	15.8
Foreign exchange loss/(gain)	1.3	(2.8)	(1.5)
Financing, net	0.5	22.7	23.2
Income/(loss) for the year before taxes from continuing operations	62.5	(50.5)	12.0
Tax expense	2.6	0.3	2.9
Net income/(loss) for the year after taxes from continuing operations	59.9	(50.8)	9.1

Net income/(loss) for the year after taxes from continuing operations	59.9	(50.8)	9.1
Interest expense, net	0.5	20.9	21.4
Accretion on financial liabilities	—	1.3	1.3
Tax expense	2.6	0.3	2.9
Amortisation and depreciation	61.2	1.0	62.2
EBITDA	124.2	(27.3)	96.9
One-off tax charges	6.0	—	6.0
Fair value adjustments on contingent consideration	—	0.5	0.5
Transaction related costs	0.2	15.6	15.8
Foreign exchange loss/(gain)	1.3	(2.8)	(1.5)
Adjusted EBITDA[1]	131.7	(14.0)	117.7

Net income/(loss) for the year after taxes from continuing operations	59.9	(50.8)	9.1
One-off tax charges	6.0	—	6.0
Fair value adjustments on contingent consideration	—	0.5	0.5
Transaction related costs	0.2	15.6	15.8
Foreign exchange loss/(gain)	1.3	(2.8)	(1.5)
Amortisation of acquisition related purchase price intangibles	52.7	—	52.7
Accretion on financial liabilities	—	1.3	1.3
Deferred tax on purchase price intangibles[2]	(0.4)	—	(0.4)
Adjusted net income/(loss)[1,2]	119.7	(36.2)	83.5

1Figures for the year ended 31 December 2019 have been amended to include share-based compensation expense that is no longer excluded from adjusted EBITDA and adjusted net income.

2Figures for the year ended 31 December 2019 have been amended to exclude deferred tax on purchase price intangibles.

During the year ended 31 December 2020, revenue was earned from players situated in the following locations: United Kingdom – 58% (year ended 31 December 2019 – 52%), Japan – 27% (year ended 31 December 2019 – 26%), Spain – 5% (year ended 31 December 2019 – 8%), rest of Europe – 4% (year ended 31 December 2019 – 9%), rest of world – 6% (year ended 31 December 2019 – 5%).

During the year ended 31 December 2020, the Group’s B2B Revenue comprised 4% (year ended 31 December 2019 – 4%) of total Group revenues, with the remaining portion being revenues earned from Net Gaming Revenue operations.

Non-current assets by geographical location as at 31 December 2020 were as follows: Europe £98.8 million (31 December 2019 – £85.3 million), Americas £6.1 million (31 December 2019 – £383.9 million) and United Kingdom £874.7 million (31 December 2019 – £576.4 million).

7.	Costs and expenses

	Year ended 31 December 2020 (£m)	Year ended 31 December 2019 (£m)
Distribution costs:
Selling and marketing	155.9	81.7
Licensing fees	63.2	45.3
Gaming taxes	116.5	59.2
Processing fees	64.3	28.0
	399.9	214.2

Administrative costs:
Compensation and benefits	91.8	55.6
Professional fees	7.7	5.1
General and administrative	17.9	24.6
Tangible and right-of-use asset depreciation	8.8	4.4
Intangible asset amortisation	91.2	57.8
Impairment of purchase price intangibles	4.1	—
	221.5	147.5

8.	Interest income/expense

	Year ended 31 December 2020 (£m)	Year ended 31 December 2019 (£m)
Total interest income	0.5	0.4

Interest accrued and paid on long-term debt	22.4	21.4
Fair value adjustment on secured convertible loan	(0.1)	(0.2)
Interest accrued on deferred consideration	0.5	—
Interest accrued and paid on lease liabilities	1.2	0.6
Total interest expense	24.0	21.8

Debt issue costs and accretion recognised on long-term debt	1.2	0.7
Interest accretion recognised on other long-term liabilities	—	0.6
Total accretion on financial liabilities	1.2	1.3

9.	Taxes and deferred taxes

	Year ended 31 December 2020 (£m)	Year ended 31 December 2019 (£m)
UK	8.1	—
Overseas jurisdictions	12.0	9.4
Adjustments for prior years	(3.4)	0.9
Current tax expense	16.7	10.3

Tax effect of temporary differences	(6.5)	(7.0)
Reversal of temporary differences related to business combinations	(8.7)	(0.4)
Deferred tax credit	(15.2)	(7.4)

Total tax expense	1.5	2.9

The difference between the actual tax charge for the year and the standard rate of corporation tax in the United Kingdom applied to profits for the year is as follows:

	Year ended 31 December 2020 (£m)	Year ended 31 December 2019 (£m)
Profit for the year before taxes (continuing operations)	68.7	11.3
Tax using Gamesys Group plc’s domestic tax rate of 19% (2019 – 19%)	13.1	2.1
Adjusted for effects of:
Non-deductible expenses	3.1	(0.4)
Different tax rates applied in overseas jurisdictions	(13.3)	(0.5)
Non-capital loss for which no tax benefit has been recorded	6.1	1.7
Adjustments for prior years	(3.4)	—
Utilisation of brought forward losses not previously recognised as an asset	(1.5)	—
Other differences	(2.6)	—
Total tax expense	1.5	2.9

As at 31 December 2020, taxes payable and receivable balances consist primarily of taxes related to the 2018, 2019 and 2020 fiscal years.

The Group has tax losses amounting to £4.5 million (year ended 31 December 2019 – £8.7 million) for which no deferred tax asset has been recognised due to reduced certainty over the existence of future taxable profits in the affected subsidiaries.

	Deferred tax asset (£m)	Deferred tax liability (£m)
Balance, 1 January 2019	—	1.2
Arising on business combinations	—	52.4
Deferred tax on purchase price intangibles	—	(0.4)
Balance, 31 December 2019	—	53.2
Deferred tax on purchase price intangibles	—	(8.7)
Transfer from current taxes receivable	7.2	—
Accrued tax rebates	4.8	—
Temporary differences: intangible assets	1.7	—
Transfer to current taxes receivable	(3.8)	—
Foreign exchange translation	—	(0.1)
Balance, 31 December 2020	9.9	44.4

Deferred tax assets relate to differences in timing of distribution of taxed profits through intercompany dividend declarations (£8.2 million) and other temporary differences (£1.7 million). Deferred tax liabilities relate exclusively to balances arising on business combinations.

10.  Earnings per share

The following table presents the calculation of basic and diluted earnings per share:

	Year ended 31 December 2020 (£m)		Year ended 31 December 2019 (£m)
Numerator:
Net income attributable to owners of the parent – basic	67.2		8.4
Net income attributable to owners of the parent – diluted	67.2		8.4

Numerator:
Net income from continuing operations – basic	67.2		9.1
Net income from continuing operations – diluted	67.2		9.1

Numerator:
Net loss from discontinued operations – basic	—		(0.7)
Net loss from discontinued operations – diluted[1]	—		(0.7)

Denominator:
Weighted average number of shares outstanding – basic	108.8		83.3
Weighted average effect of dilutive share options[2]	0.5		0.3
Weighted average number of shares outstanding – diluted	109.3		83.6

Net income per share[3,4]
Basic	61.8	p	10.1	p
Diluted	61.5	p	10.0	p

Net income per share[3,4] – continuing operations
Basic	61.8	p	10.9	p
Diluted	61.5	p	10.9	p

Net loss per share[1,3,4] – discontinued operations
Basic	—		(0.8	)p
Diluted	—		(0.8	)p

[1]	In case of a net loss, the effect of share options potentially exercisable on diluted loss per share will be anti-dilutive; therefore, basic and diluted net loss per share will be the same.

[2]	As at 31 December 2020, performance conditions related to LTIP2 are considered satisfied and, as such, ordinary shares issuable under LTIP2 are included in the number of the weighted average dilutive share options.

[3]	Basic net income per share is calculated by dividing the net income by the weighted average number of shares outstanding during the year.

[4]	Diluted net income per share is calculated by dividing the net income by the weighted average number of shares outstanding during the year and adjusted for the number of potentially dilutive share options and contingently issuable instruments.

11.  Liabilities arising from financing activities

The following is a reconciliation of liabilities arising from financing activities:

	Long-term debt (£m)	Interest payable (£m)	Non- compete clauses (£m)	Interest rate swap liability (£m)	Currency swap liability (£m)	Deferred/ Contingent consideration (£m)	Lease liabilities (£m)	Total (£m)
Balance, 1 January 2019	371.4	0.3	10.1	0.5	—	4.5	—	386.8
Cash flows	171.0	(20.4)	(6.0)	(0.6)	—	—	(3.6)	140.4
Non-cash flows:
Fair value adjustments	—	—	—	1.2	9.3	0.5	—	11.0
Interest expense	—	21.4	—	—	—	—	0.6	22.0
Lease liabilities recognised	—	—	—	—	—	—	25.7	25.7
Accretion	0.7	—	0.6	—	—	—	—	1.3
Arising on business combinations	—	—	—	—	—	10.0	—	10.0
Set-off against acquired assets	—	—	—	—	—	(5.0)	—	(5.0)
Foreign exchange translation	(12.8)	(0.3)	—	—	—	—	—	(13.1)
Balance, 31 December 2019	530.3	1.0	4.7	1.1	9.3	10.0	22.7	579.1
Cash flows	(40.3)	(21.8)	(4.7)	(0.9)	(2.3)	—	(5.9)	(75.9)
Non-cash flows:
Fair value adjustments	—	—	—	1.6	(2.0)	—	—	(0.4)
Interest expense	—	22.9	—	—	—	—	1.2	24.1
Lease liabilities recognised	—	—	—	—	—	—	4.6	4.6
Accretion	1.2	—	—	—	—	—	—	1.2
Foreign exchange translation	16.9	(0.2)	—	—	—	—	0.1	16.8
Balance, 31 December 2020	508.1	1.9	—	1.8	5.0	10.0	22.7	549.5

12.  Tangible assets

As at 31 December 2020

	Fixtures and fittings	Hardware and equipment	Total
	(£m)	(£m)	(£m)
Cost
Balance, 1 January 2020	7.2	5.5	12.7
Additions	1.0	1.8	2.8
Disposals	(0.1)	(0.2)	(0.3)
Translation	(0.1)	0.2	0.1
Balance, 31 December 2020	8.0	7.3	15.3

Accumulated depreciation
Balance, 1 January 2020	0.8	2.4	3.2
Depreciation	1.2	2.3	3.5
Disposals	(0.1)	(0.1)	(0.2)
Translation	—	(0.1)	(0.1)
Balance, 31 December 2020	1.9	4.5	6.4

Carrying value
Balance, 31 December 2020	6.1	2.8	8.9

As at 31 December 2019

	Fixtures and fittings	Hardware and equipment	Total
	(£m)	(£m)	(£m)
Cost
Balance, 1 January 2019	1.3	2.3	3.6
Additions	5.9	3.2	9.1
Balance, 31 December 2019	7.2	5.5	12.7

Accumulated depreciation
Balance, 1 January 2019	0.3	1.1	1.4
Depreciation	0.6	1.2	1.8
Translation	(0.1)	0.1	—
Balance, 31 December 2019	0.8	2.4	3.2

Carrying value
Balance, 31 December 2019	6.4	3.1	9.5

13.  Intangible assets and goodwill

As at 31 December 2020

	Player relationships	Software	Brand	Partnership agreements	Goodwill	Total
	(£m)	(£m)	(£m)	(£m)	(£m)	(£m)
Cost
Balance, 1 January 2020	515.0	123.0	68.2	17.5	544.4	1,268.1
Additions	—	16.8	—	—	—	16.8
Translation	1.2	2.2	0.3	0.3	1.3	5.3
Balance, 31 December 2020	516.2	142.0	68.5	17.8	545.7	1,290.2

Accumulated amortisation/impairment
Balance, 1 January 2020	188.4	25.6	16.5	8.7	20.2	259.4
Amortisation	72.4	12.0	3.4	3.4	—	91.2
Impairment[1]	—	—	—	4.1	—	4.1
Translation	1.2	1.1	0.1	—	(0.7)	1.7
Balance, 31 December 2020	262.0	38.7	20.0	16.2	19.5	356.4

Carrying value
Balance, 31 December 2020	254.2	103.3	48.5	1.6	526.2	933.8

[1]	During the year ended 31 December 2020, a number of the Group’s purchase price partnership agreements have either expired or have been terminated. As a result, the Group recognised a £4.1 million impairment for the unamortised portion of the relevant contracts.

As at 31 December 2019

	Player relationships	Software	Brand	Partnership agreements	Non- compete clauses	Goodwill	Total
	(£m)	(£m)	(£m)	(£m)	(£m)	(£m)	(£m)
Cost
Balance, 1 January 2019	320.1	31.0	70.3	12.9	20.4	309.1	763.8
Additions	223.3	94.0	—	4.6	—	252.7	574.6
Disposals	(27.2)	(0.4)	(1.6)	—	—	(14.3)	(43.5)
Translation	(1.2)	(1.6)	(0.5)	—	—	(3.1)	(6.4)
Balance, 31 December 2019	515.0	123.0	68.2	17.5	20.4	544.4	1,288.5

Accumulated amortisation/impairment
Balance, 1 January 2019	172.6	18.3	13.6	6.1	17.9	20.8	249.3
Amortisation	41.6	8.7	3.4	2.6	2.5	—	58.8
Disposals	(24.7)	(0.3)	(0.4)	—	—	—	(25.4)
Translation	(1.1)	(1.1)	(0.1)	—	—	(0.6)	(2.9)
Balance, 31 December 2019	188.4	25.6	16.5	8.7	20.4	20.2	279.8

Carrying value
Balance, 31 December 2019	326.6	97.4	51.7	8.8	—	524.2	1,008.7

Goodwill impairment testing

As discussed in note 1, the Group offers bingo, casino and other games to its players through brands that operate off proprietary software, comprised of two platforms, Excite and Enjoy. The Jackpotjoy, Starspins, Botemania, Virgin Games, Heart Bingo, Virgin Casino, Monopoly Casino and Rainbow Riches Casino brands operate off the Excite platform, with Vera&John and InterCasino brands operating off the Enjoy platform. Therefore, the Group designated Excite and Enjoy as its CGUs.

For the purpose of the annual impairment test, goodwill has been allocated to each CGU of the business. The recoverable amount of the Excite CGU has been determined based on a fair value less selling costs calculation using cash flow projections from financial forecasts approved by senior management covering a five-year period. The pre-tax discount rate applied to cash flow projections is 16.0% (year ended 31 December 2019 – 14.0%) and cash flows beyond the five-year period are extrapolated using a 2.0% (year ended 31 December 2019 – 2.0%) growth rate. At 31 December 2020, the carrying amount of goodwill related to the Excite CGU is £469.8 million (year ended 31 December 2019 – £469.8 million).

The recoverable amount of the Enjoy CGU has been determined based on a fair value less selling costs calculation using cash flow projections from financial forecasts approved by senior management covering a five-year period. The pre-tax discount rate applied to cash flow projections is 18.0% (year ended 31 December 2019 – 19.0%) and cash flows beyond the five-year period are extrapolated using a 2.0% (year ended 31 December 2019 – 2.0%) growth rate. At 31 December 2020, the carrying amount of goodwill related to the Enjoy CGU is £56.4 million (year ended 31 December 2019 – £54.4 million).

The fair value less selling costs calculations are based on level 3 in the fair value hierarchy. As at 31 December 2020, there was no indication of impairment of goodwill, nor does senior management expect any reasonably possible change in a key assumption that may give rise to an impairment.

14. Other long-term receivables

	31 December 2020 (£m)	31 December 2019 (£m)
Secured convertible loan	3.9	3.8
Long-term loan receivable (net of ECL provision discussed in note 16)	1.0	1.2
Other	0.2	0.2
	5.1	5.2

15. Cash, restricted cash and player deposits

	31 December 2020 (£m)	31 December 2019 (£m)
Cash	212.6	100.3
Restricted cash	—	6.3
	212.6	106.6

Player deposits – restricted cash[1]	29.6	12.4

1Player deposits – restricted cash consists of cash held by the Group in relation to amounts payable to players.

16. Trade and other receivables

	31 December 2020 (£m)	31 December 2019 (£m)
Trade receivables	8.4	5.5
Due from payment service providers	20.4	12.2
Prepaid expenses	12.4	10.4
Sales tax receivable	4.7	4.8
Other receivables	3.5	4.8
ECL on above balances	(9.5)	(4.5)
	39.9	33.2

The above ECL figure includes an £8.6 million (31 December 2019 – £3.6 million) provision on certain high-risk balances in transit from, and rolling reserves held with payment service providers, as discussed in note 3, as well as a £0.9 million (31 December 2019 – £0.9 million) provision on trade and other receivables discussed below.

The following table summarises the movement of the Group’s expected credit loss provision on trade and other receivables:

(£m)
Balance, 1 January 2019	0.6
ECL on trade and other receivables	0.3
ECL on certain balances held with PSPs	3.6
Balance, 31 December 2019	4.5
ECL on certain balances held with PSPs	5.0
Balance, 31 December 2020	9.5

ECL on certain high-risk balances in transit from, and rolling reserves held with payment service providers is calculated as approximately 42% (year ended 31 December 2019 – 30%) of certain high-risk balances in transit from, and rolling reserves held with payment service providers. If the ECL rate percentage increased by 10%, net income before taxes would decrease by 3%.

Under the ECL Model, the Group’s trade receivables are classified in stage 1 – financially healthy assets that are expected to perform in line with their contractual terms and which show no signs of increased credit risk.

In order to determine the amount of ECL to be recognised in the Consolidated Financial Statements on trade and other receivables, the Group has set up a provision matrix based on its historical credit loss experience. The matrix is adjusted for forward-looking estimates and establishes that ECL should be calculated as follows:

•	0-30 days past due: 1% of carrying value (year ended 31 December 2019 – 1%);

•	31-60 days past due: 15% of carrying value (year ended 31 December 2019 – 15%);

•	61-90 days past due: 19% of carrying value (year ended 31 December 2019 – 19%); and

•	More than 90 days past due: 25% of carrying value (year ended 31 December 2019 – 25%).

The following table summarises the Group’s expected credit loss on its trade and other receivables and other long-term receivables at 31 December 2020:

	0-30 days (£m)	31-60 days (£m)	61-90 days (£m)	90 days + (£m)	Total (£m)
Trade and other receivables	0.1	—	0.1	0.7	0.9
Other long-term receivables (note 14)	—	—	—	0.4	0.4
	0.1	—	0.1	1.1	1.3

The following table summarises the Group’s expected credit loss on its trade and other receivables and other long-term receivables at 31 December 2019:

	0-30 days (£m)	31-60 days (£m)	61-90 days (£m)	90 days + (£m)	Total (£m)
Trade and other receivables	0.1	—	—	0.8	0.9
Other long-term receivables (note 14)	—	—	—	0.4	0.4
	0.1	—	—	1.2	1.3

17.	Currency swap and interest rate swap

A fundamental reform of major interest rate benchmarks is being undertaken, including the replacement of some interbank offered rates (‘IBORs’) with alternative nearly risk-free rates (the ‘IBOR Reform’). The Group has exposure to IBORs on its financial instruments that will be replaced or reformed as part of this initiative. The Group will monitor and manage its transition to alternative rates by evaluating the extent to which its contracts reference IBOR and whether such contracts need to be amended as a result of the IBOR Reform.

IBOR Reform amendments to IFRS 9 are effective as of 1 January 2020. However, the amendments provide relief in applying the requirements of IFRS 9 to certain hedges and allow the Group to assume that interest rate benchmarks on which hedged cash flows are based will not be altered as a result of the IBOR Reform. Consequently, hedging relationships that may have otherwise been impacted by the IBOR Reform have remained in place and no additional ineffective portions of the hedges have been recognised during the year ended 31 December 2020.

As at 31 December 2020, the Group’s main floating rate was LIBOR.

Currency swap

The Group manages its foreign exchange risk by utilising currency swaps.

On 1 August 2019, the Group entered into a cross currency swap agreement (the ‘Currency Swap’) in order to minimise the Group’s increased exposure to exchange rate fluctuations between GBP and EUR impacting the Group’s EUR Term Facility. The Currency Swap had an effective date of 30 September 2019 and a maturity date of 30 September 2022.

As at 31 December 2020, the fair value of the Currency Swap was a £5.0 million payable (31 December 2019 – £9.3 million). The Group has included £2.9 million of this amount in current liabilities (31 December 2019 – £3.3 million), with the remaining balance included in other long-term payables, as discussed in note 24. For the year ended 31 December 2020, the Group recognised a gain of £2.0 million in other comprehensive income (year ended 31 December 2019 – loss of £9.3 million).

(£m)
Balance, 1 January 2019	—
FVOCI	9.3
Balance, 31 December 2019	9.3
FVOCI[1]	(4.3)
Balance, 31 December 2020	5.0

1The difference between the total gain/(loss) on the Currency Swap and the portion connected to fair value revaluations relates to cash payments made on the Currency Swap.

The Group considers there to be a clear economic relationship between the EUR Term Facility and the Currency Swap. Therefore, due to the straightforward nature of this relationship, the Group has not experienced, nor does it expect to experience, any notable hedge ineffectiveness.

Interest rate swap

The Group manages its interest rate risk by utilising interest rate swaps.

On 5 August 2019, Gamesys Group plc amended the terms of its existing Interest Rate Swap to further minimise its exposure to interest rate fluctuations. Under the new terms, the Group will pay a margin rate as per the terms of its GBP Term Facility plus a fixed 1.08% rate of interest instead of a margin rate as per the terms of its GBP Term Facility plus floating GBP LIBOR. On 15 August 2019, the starting Notional Amount went back to being 60% of the GBP Term Facility (£150.0 million) and will decrease to £69.0 million by 15 June 2021.

As at 31 December 2020, the fair value of the Interest Rate Swap was a £1.8 million payable (31 December 2019 – £1.1 million). The Group has included £0.8 million of this payable in current liabilities (31 December 2019 – £0.4 million), with the value of the remaining balance included in other long-term payables, as discussed in note 24. For the year ended 31 December 2020, the Group recognised a loss of £1.6 million in other comprehensive income (year ended 31 December 2019 – £1.2 million).

(£m)
Balance, 1 January 2019	0.5
FVOCI[1]	0.6
Balance, 31 December 2019	1.1
FVOCI[1]	0.7
Balance, 31 December 2020	1.8

1The difference between the total loss on the Interest Rate Swap and the portion connected to fair value revaluations relates to cash payments made on the Interest Rate Swap.

The Group considers there to be a clear economic relationship between the GBP Term Facility and the Interest Rate Swap. Therefore, due to the straightforward nature of this relationship, the Group has not experienced, nor does it expect to experience, any notable hedge ineffectiveness.

As at 31 December 2020, the Group’s exposure to LIBOR designated in hedging relationships is £90.0 million, representing the Notional Amount in effect at the reporting date.

18.	Leases

The Group’s leasing activity consists solely of leases of property. As at 31 December 2020, the carrying value of the right-of-use assets amounted to £21.9 million and the carrying value of lease liabilities amounted to £22.7 million, with £6.1 million (year ended 31 December 2019 – £4.7 million) of this balance shown in current liabilities and the remaining portion of £16.6 million (year ended 31 December 2019 – £18.0 million) reflected under non-current liabilities.

Right-of-use assets

(£m)
Balance, 1 January 2019	3.2
Additions	5.3
Additions arising on business combination	18.8
Depreciation	(2.6)
Effect of modification of lease terms	(2.5)
Balance, 31 December 2019	22.2
Additions	4.2
Depreciation	(5.3)
Effect of modification of lease terms	0.4
Foreign exchange movements	0.4
Balance, 31 December 2020	21.9

The lease liabilities balances were calculated using an incremental borrowing rate range of 2.0% - 5.0%.

Lease liabilities

(£m)
Balance, 1 January 2019	3.2
Additions	5.3
Additions arising on business combination	19.0
Interest expense	0.6
Effect of modification of lease terms	(1.8)
Lease payments	(3.6)
Balance, 31 December 2019	22.7
Additions	4.2
Interest expense	1.2
Effect of modification of lease terms	0.4
Lease payments	(5.9)
Foreign exchange movements	0.1
Balance, 31 December 2020	22.7

19.	Accounts payable and accrued liabilities

	31 December 2020 (£m)	31 December 2019 (£m)
Trade payables	12.2	20.3
Accruals	52.3	30.2
Gaming taxes, social security and other taxes	34.1	27.5
	98.6	78.0

20.	Provisions

(£m)
Balance, 1 January 2019	—
Arising on business combination (note 5)	3.8
Provisions in the year	6.0
Balance, 31 December 2019	9.8
Transfer to taxes payable	(3.8)
Release of provisions in the year	(6.0)
Provisions in the year	6.8
Balance, 31 December 2020	6.8

During the year ended 31 December 2019, the Group recognised a provision arising on business combinations of £3.8 million as per a probability-based estimate of the fair value of potential UK tax liabilities, which have been disclosed under HMRC’s Profit Diversion Compliance Facility. During the year ended 31 December 2020, the £3.8 million provision has been transferred to taxes payable.

During the year ended 31 December 2019, the Group recognised a tax liability of £6.0 million relating to income derived from UK players. Having taken further external advice, the directors of the Group consider that the liability is no longer probable, and the £6.0 million provision has been released.

During the year ended 31 December 2020, a provision of £6.8 million (31 December 2019 – £nil) has been made for additional foreign gaming tax and interest liabilities attributable to changing norms in calculation criteria, which would be paid on assessment, if any.

21.	Financial risk management

Credit risk

Credit risk is the risk of loss associated with the counterparty’s inability to fulfill its payment obligations. As at 31 December 2020, the Group is largely exposed to credit risk through its relationship with its service providers as well as its cash balances. Credit risk also arises from payment services providers (‘PSPs’). Prior to accepting new PSPs, credit checks are performed using a reputable external source, where available. Management monitors PSP balances on a weekly basis and promptly takes corrective action if pre-agreed limits are exceeded. As at 31 December 2020 the Group recognised a £9.9 million provision (31 December 2019 – £4.9 million) for potentially uncollectable trade and other receivables and other long-term receivables, as explained in note 3. With the exception of the balances discussed in note 16, no other receivables are considered past due or impaired. Quantitative analysis of the Group’s exposure to credit risk arising from its receivables is included in note 16 and analysis of the Group’s exposure to its credit risk arising from cash is presented below.

A significant amount of cash is held with institutions with the following credit ratings:

Financial Institution Rating[1,2]	31 December 2020 (£m)	31 December 2019 (£m)
AA-	2.1	1.5
A+	33.8	12.8
A	70.8	25.3
A-	9.3	5.3
BBB	49.0	38.2
BBB-	6.0	2.2
BB-	18.2	2.4

1Balances as of 31 December 2019 have been adjusted to reflect the revised ratings of financial institutions as of 31 December 2020.

2Figures exclude balances held with unrated institutions.

The Group monitors the credit ratings of counterparties regularly and at the reporting date does not expect any losses from non-performance by the counterparties. The Group’s policy is to transfer significant concentrations of cash held at lower-rated financial institutions to higher-rated financial institutions as swiftly as possible.

Interest rate risk

Interest rate risk relates to the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Gamesys Group plc is exposed to cash flow interest rate risk on its credit facilities, described in note 22, which bear interest at variable rates. A one percentage point increase (decrease) in interest rates would have decreased (increased) net earnings before income taxes by approximately £5.1 million for the year ended 31 December 2020 (year ended 31 December 2019 – £4.2 million), with all other variables held constant.

Management monitors movements in interest rates by reviewing the LIBOR on a frequent basis.

Gamesys Group plc has an Interest Rate Swap in place to mitigate its exposure to interest rate volatility. A one percentage point increase (decrease) in interest rates would have increased (decreased) the fair value of the Interest Rate Swap by approximately £1.8 million for the year ended 31 December 2020 (year ended 31 December 2019 – £2.7 million), with all other variables held constant.

Foreign exchange risk

Foreign exchange risk arises when individual group entities enter into transactions denominated in a currency other than their functional currency. Gamesys Group plc’s policy is, where possible, to allow the Group’s entities to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where Gamesys Group plc’s entities have liabilities denominated in a currency other than their functional currency (and have insufficient reserves of that currency to settle them), cash already denominated in that currency will, where possible, be transferred from elsewhere within the Group.

Apart from these particular cash flows, the Group aims to fund expenses and investments in their respective currencies and to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred, as well as by matching the currency of its debt structure with the currency cash is generated in.

The following table summarises the Group’s discounted net financial assets/liabilities by currency and the approximate effects on total comprehensive income, and therefore total equity as a result of a 10% change in the value of the foreign currencies against pounds sterling where the Group has significant exposure. The analysis assumes that all other variables remain constant.

At 31 December 2020

	Net foreign currency financial assets/(liabilities)	Effect of 10% strengthening in foreign exchange rates on comprehensive income	Effect of 10% weakening in foreign exchange rates on comprehensive income
	(£m)	(£m)	(£m)
Canadian dollar	1.2	0.1	(0.1)
EURO	(214.0)	(21.4)	21.4
United States dollar	6.8	0.7	(0.7)

At 31 December 2019

	Net foreign currency financial assets/(liabilities)	Effect of 10% strengthening in foreign exchange rates on comprehensive income	Effect of 10% weakening in foreign exchange rates on comprehensive income
	(£m)	(£m)	(£m)
Canadian dollar	(0.1)	—	—
EURO	(245.5)	(24.5)	24.5
United States dollar	5.1	0.5	(0.5)

Liquidity risk

The Group requires capital and liquidity to fund existing and future operations and future cash payments. The Group’s policy is to maintain sufficient capital levels to fund its financial position and meet future commitments and obligations in a cost-effective manner.

Liquidity risk arises from the Group’s ability to meet its financial obligations as they become due. The following tables summarise the Group’s undiscounted financial and other liabilities as at 31 December 2020 and 31 December 2019:

At 31 December 2020

	On demand	Less than 1 year	2-3 years	4-5 years	After 5 years
	(£m)	(£m)	(£m)	(£m)	(£m)
Accounts payable and accrued liabilities	98.6	—	—	—	—
Other payables	0.3	3.7	13.1	—	—
Lease liabilities	—	6.1	10.0	8.6	2.4
Payable to players	29.6	—	—	—	—
Long-term debt	—	—	—	513.4	—
Interest payable on long-term debt	—	20.0	37.6	18.8	—
	128.5	29.8	60.7	540.8	2.4

At 31 December 2019	On demand	Less than 1 year	2-3 years	4-5 years	After 5 years
	(£m)	(£m)	(£m)	(£m)	(£m)
Accounts payable and accrued liabilities	78.0	—	—	—	—
Other payables	1.0	8.4	16.7	—	—
Lease liabilities	—	4.7	8.9	8.0	5.8
Payable to players	12.4	—	—	—	—
Long-term debt	—	—	—	536.3	—
Interest payable on long-term debt	—	25.8	51.5	52.6	—
	91.4	38.9	77.1	596.9	5.8

The Group manages liquidity risk by monitoring actual and forecasted cash flows in comparison with the maturity profiles of financial assets and liabilities. The Group does not anticipate fluctuations in its financial obligations as they largely stem from interest payments related to the EUR Term Facility (as defined below) and the GBP Term Facility (as defined below). Management believes that the cash generated from the Group’s business activities is sufficient to fund the working capital and capital expenditure needs in the short and long term, assuming there are no significant adverse changes in the markets in which the Group operates. The Group is actively managing its capital resources to ensure sufficient resources will be in place when Term Facilities (as defined below) repayments and interest payments become due.

Subject to meeting certain financial covenants, the Group may have the ability to draw on the £13.5 million RCF (as defined below) as a further capital resource.

22.	Credit facilities

	EUR Term Facility (£m)	GBP Term Facility (£m)	Total (£m)
Balance, 1 January 2019	124.4	247.0	371.4
Add-on Debt	173.6	—	173.6
Debt issuance costs	(2.6)	—	(2.6)
Accretion[1]	0.3	0.4	0.7
Foreign exchange translation	(12.8)	—	(12.8)
Balance, 31 December 2019	282.9	247.4	530.3
Accretion[1]	0.7	0.5	1.2
Repayment	—	(40.0)	(40.0)
Debt repricing costs	—	(0.3)	(0.3)
Foreign exchange translation	16.9	—	16.9
Balance, 31 December 2020	300.5	207.6	508.1

Current portion	—	—	—
Non-current portion	300.5	207.6	508.1

1Effective interest rates are as follows: EUR Term Facility – 3.51% (2019 – 4.26%), GBP Term Facility – 4.56% (2019 – 5.97%).

On 6 December 2017, Gamesys Group plc entered into a senior facilities agreement (‘Senior Facilities Agreement’) pursuant to which debt facilities were made available to Gamesys Group plc and certain of its subsidiaries in an aggregate sterling equivalent amount of approximately £388.5 million, comprised of (i) a €140.0 million term facility (the ‘EUR Term Facility’, (ii) a £250.0 million term facility (the ‘GBP Term Facility and, together with the EUR Term Facility’, the ‘Term Facilities’) and (iii) a £13.5 million revolving credit facility (the ’RCF’ and, together with the Term Facilities, the ‘Facilities’). Proceeds from the RCF can be applied to, among other things, working capital and general corporate purposes and financing or refinancing capital expenditure.

On 1 July 2019, the Group completed the syndication of a €196.0 million additional term loan facility (the ‘Add-on Debt’) to fund the Gamesys Acquisition. The Group’s new incremental term loan facility is fungible with the Group’s existing EUR Term Facility and the syndication came into effect on 26 September 2019.

The Term Facilities are non-amortising and mature in December 2024. The RCF matures in December 2023 and remains undrawn as at 31 December 2020.

On 6 February 2020, the Facilities have been repriced to lower the overall cost of debt by 50 basis points while maintaining the step downs based on reduction in SSLR (as defined below).

As a result of the above, the EUR Term Facility now has an interest rate of EURIBOR (with a 0% floor) plus an opening margin of 3.75% per annum, subject to a margin ratchet with step downs of 0.25% to 3.0% based on reductions in the senior secured net leverage ratio (‘SSLR’) and meeting certain ratings requirements. The GBP Term Facility now has an interest rate of LIBOR (with a 0% floor) plus an opening margin of 4.75% per annum, subject to a margin ratchet with step downs of 0.25% to 4.0% based on reductions in the SSLR and meeting certain ratings requirements. The RCF now has an interest rate of EURIBOR (for Euro loans, with a 0% floor) or LIBOR (for GBP loans, with a 0% floor) plus, in each case, an opening margin of 3.75% per annum, subject to a margin ratchet with step downs of 0.50% to 2.75% based on reductions in the SSLR.

The Senior Facilities Agreement contains certain restrictions on, amongst other things, asset disposals, debt incurrence, loans and guarantees, joint ventures and acquisitions, subject in each case to various permissions. The Senior Facilities Agreement also contains a SSLR maintenance covenant and an interest cover maintenance covenant.

Gamesys Group plc was in compliance with the terms of the Senior Facilities Agreement as at 31 December 2020.

23.	Financial instruments

The principal financial instruments used by the Group are summarised below:

Financial assets

	Financial assets as subsequently measured at amortised cost
	31 December 2020 (£m)	31 December 2019 (£m)
Cash and restricted cash	212.6	106.6
Trade and other receivables	35.2	28.4
Other long-term receivables	1.2	1.4
Player deposits	29.6	12.4
	278.6	148.8

Financial liabilities

	Financial liabilities as subsequently measured at amortised cost
	31 December 2020 (£m)	31 December 2019 (£m)
Accounts payable and accrued liabilities	64.5	50.5
Other short-term payables	0.3	5.6
Deferred consideration payable	10.0	10.0
Interest payable	1.9	1.0
Payable to players	29.6	12.4
Lease liabilities	22.7	22.7
Long-term debt	508.1	530.3
	637.1	632.5

The carrying values of the financial instruments noted above approximate their fair values.

Other financial instruments

	Financial instruments at fair value through profit or loss – assets/(liabilities)
	31 December 2020 (£m)	31 December 2019 (£m)
Interest Rate Swap	(1.8)	(1.1)
Currency Swap	(5.0)	(9.3)
Other long-term receivables	3.9	3.8
	(2.9)	(6.6)

Fair value hierarchy

All of the Group’s financial instruments carried at fair value are classified in level 2 of the hierarchy.

The Interest Rate Swap and Currency Swap balances represent the fair values of expected cash flows under the Interest Rate Swap and Currency Swap agreements. Counterparty valuation reports are used as the basis of fair values of these instruments.

Other long-term receivables represent the fair value of the loan receivable from Gaming Realms. The key inputs into the fair value estimation of this balance include the share price of Gaming Realms on the date of cash transfer, a 2-year risk-free interest rate of 0.0278%, and an estimated share price return volatility rate of Gaming Realms of 73.0%.

24.	Other long-term payables

	31 December 2020 (£m)	31 December 2019 (£m)
Deferred consideration payable	10.0	10.0
Interest Rate Swap (note 17)	1.0	0.7
Currency Swap (note 17)	2.1	5.9
	13.1	16.6

25.	Share capital

	Ordinary shares of 10p
	(£m)	#
Balance, 1 January 2019	7.4	74,328,930
Issue of shares, net of costs	3.4	33,653,846
Exercise of options	0.1	682,472
Balance, 31 December 2019	10.9	108,665,248
Exercise of options	0.1	630,000
Issue of shares under the G MINE SIP	—	27,066
Balance, 31 December 2020	11.0	109,322,314

Ordinary shares

During the year ended 31 December 2020, Gamesys Group plc did not issue any additional ordinary shares, except as described below. The issued share capital is fully paid up.

Dividends

During the year ended 31 December 2020, Gamesys Group plc declared and paid an interim dividend of 12.0p per share amounting to a total dividend of £13.0 million (year ended 31 December 2019 – £nil). On 8 March 2021, the Group declared a final dividend of 28.0p per share for the year ended 31 December 2020.

Share options

The share option plan (the ‘Share Option Plan’) was approved by the Board of Directors on 5 September 2016. Upon completion of the plan of arrangement, all options over common shares of Intertain under Intertain’s stock option plan were automatically exchanged for options of equivalent value over ordinary shares of Gamesys Group plc on equivalent terms and subject to the same vesting conditions under Intertain’s share option plan. The strike price of each grant was converted from Canadian dollars to pound sterling at the foreign exchange rate of 0.606, being the exchange rate at the date of the plan of arrangement. Following the grant of the replacement options, no further options were, or will be, granted under the Share Option Plan.

The changes in the number of share options outstanding during the year ended 31 December 2020 were as follows:

	Share options (#)	Weighted average exercise price (£)
Balance, 1 January 2019	2,395,490	6.66
Forfeited	(121,166)	7.53
Exercised	(682,472)	3.93
Balance, 31 December 2019	1,591,852	7.76
Exercised	(630,000)	6.79
Expired	(587,186)	9.42
Balance, 31 December 2020	374,666	6.79

Long-term incentive plan

On 25 March 2020 (the ‘Grant Date’), Gamesys Group plc granted additional equity-settled awards over ordinary shares of Gamesys Group plc under the Group’s long-term incentive plan (‘LTIP4’). The awards will (i) vest on the date on which the remuneration committee determines the extent to which the performance conditions (as described below) have been satisfied and (ii) are subject to a holding period of two years beginning on the vesting date. At 31 December 2020, the number of ordinary shares that may be allotted under the Group’s LTIP4 awards is 877,876.

The performance condition as it applies to 50% of each LTIP4 award (the ‘TSR Peer Tranche’) is based on the Group's total shareholder return compared with the total shareholder return of the companies constituting Gamesys’ peer group over three years commencing on 1 January 2020.

The performance condition as it applies to another 25% of each LTIP4 award (the ‘TSR Index Tranche’) is based on the Group's total shareholder return compared with the total shareholder return of the companies constituting the FTSE250 index (excluding investment trusts and financial services companies) over three years commencing on 1 January 2020.

The performance condition as it applies to the remaining 25% of the award (the ‘EPS Tranche’) is based on the compound annual growth rate (‘CAGR’) of the Group’s earnings per share (‘EPS’) over a three-year period commencing on 1 January 2020 and vests as to 25% if the EPS CAGR equals 5.0%, between 25% and 100% (on a straight-line basis) if final year EPS CAGR is more than 5.0% but less than 14.0%, and 100% if final year EPS CAGR is 14.0% or more.

As discussed in note 3, the Group uses the Monte Carlo model to value the TSR Peer and TSR Index Tranches and the Black-Scholes model to vale the EPS Tranche. The key inputs into the fair value estimation under the models include an exercise price of £nil, a risk-free interest rate of 0.13%, expected dividend yield of 0%, expected term of 5.02 years and an estimated share price return volatility rate of 28.0%.

During the year ended 31 December 2020, the Group recorded £1.7 million (year ended 31 December 2019 – £0.5 million) in share-based compensation expense relating to its long-term incentive plans with a corresponding increase in share-based payment reserve.

Employee share incentive plan

During the year ended 31 December 2020, the Group introduced an employee share incentive plan (the ‘G MINE SIP’), whereby eligible employees can acquire Gamesys Group plc ordinary shares and have their contributions matched, up to a certain maximum annual amount, by an equal number of ordinary shares issued by the Group for UK participants or as a right to an equal number of ordinary shares issued by the Group for non-UK participants. Any dividends received by participants are reinvested in further shares, which are held in the G MINE SIP. At 31 December 2020, the number of ordinary shares allotted under the G MINE SIP was 27,066.

During the year ended 31 December 2020, the Group recorded £0.1 million (year ended 31 December 2019 – £nil) in share-based compensation expense relating to its G MINE SIP with a corresponding increase in share-based payment reserve. Additionally, during the year ended 31 December 2020, the Group recorded an additional £1.8 million (year ended 31 December 2019 – £nil) in share-based compensation expense for a one-time share distribution to the Group’s employee base with a corresponding increase in share-based payment reserve.

Warrants

On 26 September 2019, the Group granted a warrant to subscribe for 300,000 ordinary shares of Gamesys Group plc to Virgin Enterprises Limited. The warrant confers the right, but not the obligation, on the warrant holder to subscribe for the ordinary shares at a price of 892.878p per ordinary share. The warrant was valued using the Black-Scholes model, applying a risk-free interest rate of 2.10%, expected term of five years and an estimated share price return volatility rate of 29.0%. The entire value of the warrant was expensed during the year ended 31 December 2019.

Reserves

The following describes the nature and purpose of each reserve within the Group’s Consolidated Statements of Changes in Equity.

Share capital

The purpose of this reserve is to show Gamesys Group plc’s issued share capital at its nominal value of 10p per share.

Share premium

The purpose of this reserve is to show the amount subscribed for Gamesys Group plc’s issued share capital in excess of nominal value.

Merger reserve

The purpose of this reserve is to present the Consolidated Statements of Changes in Equity under the merger method of accounting, as if Gamesys Group plc has always been the Parent Company and owned all of the subsidiaries.

In connection with the issuance of shares as part of the consideration for the Gamesys Acquisition, Gamesys Group plc applied the requirements of the Companies Act 2006 in relation to merger relief, and recorded excess of the nominal value of the shares issued in the merger reserve.

Share-based payment reserve

The purpose of this reserve is to show cumulative share-based compensation expense relating to the Group’s Share Option Plan, G MINE SIP, LTIP, LTIP2, LTIP3 and LTIP4.

Translation reserve

The purpose of this reserve is to show gains and losses arising on retranslating the financial information of the Group companies with functional currencies other than GBP.

Hedge reserve

The purpose of this reserve is to show unrealised gains and losses arising from the changes in the fair value of the Group’s Interest Rate Swap and Currency Swap.

Retained earnings

The purpose of this reserve is to show cumulative net gains and losses recognised in the Consolidated Statements of Comprehensive Income.

26.	Capital management

Gamesys Group plc defines the capital that it manages as its aggregate shareholders' equity. Its principal source of cash is operating activities and, in earlier periods, the issuance of common shares, and long-term debt. Gamesys Group plc’s capital management objectives are to safeguard its ability to continue as a going concern and to have sufficient capital to meet its financial obligations as they become due. To maintain or adjust the capital structure, Gamesys Group plc may attempt to issue new shares, issue new debt, or acquire or dispose of assets.

The Group monitors its SSLR, which is calculated in accordance with the Senior Facilities Agreement, on a frequent basis as this ratio impacts, among other things, the amount of excess cash flow required to be applied in prepayment of the Term Facilities. Commencing on 31 December 2018, if the Group’s SSLR is greater than 2.5, 50% of the Group’s excess cash flow is required to be applied in prepayment of the Term Facilities. If the Group’s SSLR falls between 2.0 and 2.5, 25% of the Group’s excess cash flow is required to be applied in prepayment of the Term Facilities. If the Group’s SSLR falls below 2.0, 0% of the Group’s excess cash flow is required to be applied in prepayment of the Term Facilities. At 31 December 2020 the Group’s SSLR is below 2.0.

Excess cash flow is calculated in accordance with the Senior Facilities Agreement and is based on consolidated EBITDA (also calculated in accordance with the Senior Facilities Agreement) to which certain adjustments are made (such as the deduction of certain items such as debt prepayments). Gamesys Group plc is not subject to any externally imposed capital requirements. Gamesys Group plc manages the Group’s capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the Group’s underlying assets.

There have been no changes to Gamesys Group plc’s approach to capital management or in the items the Group manages as capital during the year ended 31 December 2020.

27.	Cash generated from operations

The following table provides a reconciliation of net income for the year to cash generated from operations:

	Year ended	Year ended
	31 December 2020	31 December 2019
	(£m)	(£m)
Net income for the year	67.2	8.4
Adjustments for:
Share-based compensation expense	3.6	0.5
Issuance of ordinary share warrants	—	0.5
Amortisation and depreciation	100.0	63.2
Impairment of purchase price intangibles	4.1	—
Tax expense	1.5	2.9
Interest expense, net	24.7	22.7
Fair value adjustments on contingent consideration	—	0.5
Foreign exchange loss/(gain)	4.2	(1.5)
Loss on sale of discontinued operation, net of tax	—	0.1
Release/(restriction) of cash balances	6.4	(1.4)
Increase in trade and other receivables	(5.4)	(6.3)
Reduction /(increase) in other long-term receivables	0.2	(0.1)
Increase in accounts payable and accrued liabilities	19.0	6.3
Reduction in other short-term payables	(0.7)	(23.7)
Increase in provisions	0.8	6.0
Cash generated from operations	225.6	78.1

28.	Contingent liabilities

Indirect taxation

Gamesys Group plc subsidiaries may be subject to indirect taxation on transactions, including those that have been treated as exempt supplies of gambling, or on supplies that have been zero rated where legislation provides that the services are received or used and enjoyed in the country where the service provider is located. Revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction for example, by way of gaming taxes levied on the Group’s revenues. If such taxes are levied, either on the basis of current law or the current practice of any tax authority, or by reason of a change in the law or practice, then this may have a material adverse effect on the amount of tax payable by the Group or on its financial position.

Where it is considered probable that a previously identified contingent liability will give rise to an actual outflow of funds, then a provision is made in respect of the relevant jurisdiction and period impacted. Where the likelihood of a liability arising is considered less than probable the contingency is not recognised as a liability at the balance sheet date.

29.	Related party transactions

Compensation of key management

Key management is comprised of officers and members of management of the Group. The composition of the key management group has been revisited during the year ended 31 December 2020 and the comparative financial information for the year ended 31 December 2019 has been updated accordingly. Key management personnel compensation for services rendered is as follows:

	Year ended	Year ended
	31 December 2020	31 December 2019
	(£m)	(£m)
Salaries, bonuses and benefits	7.8	6.0
Share-based compensation	0.9	0.3
	8.7	6.3

30.	Employees

	Year ended	Year ended
	31 December 2020	31 December 2019
	(£m)	(£m)
Wages and salaries[1]	79.4	37.3
Pensions	2.4	0.9
Social security	7.9	3.7
Benefits	1.4	0.5
	91.1	42.4

1Wages and salaries figures include severance costs.

The average headcount of employees on a full-time and part-time basis during the year was as follows:

	31 December 2020	31 December 2019
	(#)	(#)
Group	1,530	600

31.	Auditors’ remuneration

BDO LLP’s remuneration for the auditing of these Consolidated Financial Statements and for other services provided is as follows:

	Year ended	Year ended
	31 December 2020	31 December 2019
	(£000’s)	(£000’s)
Audit fees for the audit of the Group’s annual accounts	650	588
Audit fees for the audit of the Group’s subsidiaries	257	110
Audit related assurance services	93	167
Services relating to corporate finance transactions	15	1,528
Tax compliance services	26	—
	1,041	2,393

32.	Recent accounting pronouncements

New standards that have been adopted in the Group’s Consolidated Financial Statements for the year ended 31 December 2020 but have not had a significant effect on the Group are:

•	IAS 1 – Presentation of Financial Statements; and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (definition of material);

•	IFRS 3 – Business Combinations (definition of a business), as discussed in note 5; and

•	IBOR reform and its effects on financial reporting – phase 1, as discussed in note 17.

New standards, interpretations and amendments not yet effective:

•	IAS 37 – Onerous Contracts (cost of fulfilling a contract - effective 1 January 2022);

•	IAS 16 – Property, Plant and Equipment (proceeds before intended use - effective 1 January 2022);

•	Annual Improvements to IFRS Standards 2018 - 2020: amendments to IFRS 1, IFRS 9, IFRS 16 and IAS 41 - effective 1 January 2022);

•	IFRS 3 – Business Combinations (reference to conceptual framework - effective 1 January 2022); and

•	IAS 1 – Presentation of Financial Statements (classification of liabilities as current or non-current - effective 1 January 2023).

The Group will not be adopting any of the above standards prior to their effective dates and they are not expected to have a material impact on the Group’s reporting.

33.	Events after the reporting date

On April 13, 2021, we announced the terms of a recommended offer pursuant to the Takeover Code for Bally’s Corporation (“Bally’s”), a company incorporated in Delaware in the United States of America, and listed on the New York Stock Exchange, to acquire all of the issued and outstanding share capital of the Company for a mixture of cash and common stock of Bally’s (the “Combination”).

Under the terms of the Combination, the Company’s shareholders would have the option to receive, for each of their shares of the Company, 1,850 pence in cash or shares of Bally’s common stock (at an exchange ratio of 0.343 for each share) or a combination of both.

It is intended that the Combination will be effected by means of a Court-approved scheme of arrangement between the Company and our shareholders under part 26 of the Companies Act 2006 (the “Scheme”). The Combination is, among other things, subject to shareholder approval at (i) a Court of Justice in England and Wales-convened meeting of our shareholders and (ii) a general meeting of our shareholders.